Exhibit 10.25.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.   [***]  INDICATES THAT INFORMATION HAS BEEN REDACTED.

NINTH AMENDMENT TO LEASE

This Ninth Amendment to Lease (this “Amendment”) is executed as of 4/29, 2013 (the “Effective Date”), by and between 800 NTCC, LLC, a DELAWARE limited liability company (“Landlord”), successor in interest, and QUICKEN LOANS INC., a Michigan corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord’s predecessors-in-interest, and Tenant have heretofore entered into a certain Lease dated as of July 6, 2004 (the “Original Lease”), which Original Lease was amended by that certain First Amendment to Lease dated July 13, 2005, by that certain Second Amendment to Lease dated October 31, 2005, by that certain Third Amendment to Lease dated October 10, 2006, by that certain Fourth Amendment to Lease dated as of March 21, 2007, by that certain Fifth Amendment of Lease dated as of May 4, 2009, by that certain Sixth Amendment to Lease dated April 30, 2012, by that certain Seventh Amendment to Lease dated May 25, 2012 and by that certain Eighth Amendment to Lease dated November 27, 2012 (the Original Lease, as heretofore modified, is hereinafter referred to as the “Lease”) pursuant to which Landlord’s predecessors-in-interest leased to Tenant and Tenant did hire from Landlord’s predecessor-in interest, certain premises comprising portions of the first (1st) floor deemed to consist of 15,313 rentable square feet in the aggregate, (the “Expanded First Floor Space”) and an additional 30,389 rentable square feet of space on the fifth (5th) floor (the “Fifth Floor M-T-M Space”) and an additional 29,351 rentable square feet on the third (3rd) floor (the “Third Floor M-T-M Space”) of the building known as 800 Tower Drive, Troy, Michigan (the “Building”), upon and subject to all of the terms, covenants and conditions as are more particularly described in the Lease;

WHEREAS, Tenant would like to lease on a month-to-month basis an additional 32,386 rentable square feet of space on the fourth (4th) floor of the Building, as more particularly described on Exhibit A attached hereto (collectively hereinafter referred to as the “Fourth Floor M-T-M Space”).

WHEREAS, Landlord and Tenant desire to amend the Lease on the terms and conditions contained herein.

AGREEMENTS;

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1.                                      Recitals. The foregoing recitals are incorporated herein and made a part hereof as if fully set forth.

2.                                      Rent Commencement for M-T-M Space. Landlord shall deliver the M-T-M Space to Tenant on the Effective Date. Commencing on the later of delivery of the M-T-M Space to Tenant or May 1, 2013 and terminating at the end of the first full calendar month subsequent to Landlord and/or Tenant providing the other written notice of termination of the Lease as to the Fourth Floor M-T-M Space (“Fourth Floor M-T-M Space Termination Notice”), Tenant shall pay as the total Rent (inclusive of all Expenses and Taxes) (as such capitalized terms are defined in the Lease) for the M-T-M Space, only, the following:

Fourth Floor MTM
	Space Total	Rental Rate Per
Term	Monthly Rental	Square Foot
5/1/2013 - End of first full calendar monthfollowing the M-T-M Space Termination Notice	$ [***]	$ [***]

Landlord and Tenant agree that the above-referenced Rent (as defined in the Lease) shall be in addition to any existing rental and additional charges set forth in the Lease with respect to the Expanded First Floor Space, the Third Floor M-T-M and the Fifth Floor M-T-M space, subject to Tenant’s early termination rights; provided, the above-referenced total Rent shall be subject to adjustment in the event the M-T-M Space is delivered to Tenant after May 1, 2013. Landlord and Tenant also acknowledge and agree that the Fourth Floor M-T-M Space Termination Notice shall, if at all, only be applicable to terminate the entirety of the Fourth Floor M-T-M Space and shall not be deemed a termination of the Lease with respect to the Expanded First Floor Space, Third Floor M-T-M Space, Fifth Floor M-T-M Space, or any lesser portion of the Fourth Floor M-T-M Space without the prior written consent of the Landlord.

3.                                              Parking. Notwithstanding anything to the contrary contained in the Lease, Landlord shall maintain a minimum parking ratio of six (6) spaces per 1,000 square feet in the surface parking area adjacent to the Building and Tenant shall solely use that surface parking area adjacent to the Building for daily parking. Tenant acknowledges and agrees that the parking structure and ramp associated with the Development of which the building is a part is not available for Tenant’s use and Tenant shall so instruct its employees. Landlord shall have no obligation to maintain or make such parking structure available for Tenant’s use.

4.                                              Electrical Charges for Fourth Floor M-T-M Space. Landlord and Tenant agree that commencing May 1, 2013 through the end of the first full calendar month following the Fourth Floor M-T-M Space Termination Notice, Tenant, in addition to the total Rent set forth above and those electric charges owed to Landlord with respect to the Expanded First Floor Space, Third Floor M-T-M Space, and Fifth Floor M-T-M Space, shall also pay for all electricity charges related to Tenant’s use of the Fourth Floor M-T-M Space as reflected on that separate meter related to the Fourth Floor M-T-M Space. In addition to said electrical charges for the Fourth Floor M-T-M Space, Tenant shall pay Landlord for use of the HVAC System in excess of the time periods of Monday - Friday 8:00 a.m. through 8:00 p.m. and Saturday 8:00 a.m. to 3:00 p.m. Said HVAC overtime rate shall be [***] per hour per zone of the Fourth Floor M-T-M Space.

5.                                              Fourth Floor M-T-M Space Tenant Improvements.

(a)                                 Tenant acknowledges and agrees that except for the improvements described in Exhibit B, attached hereto, Tenant is taking the Fourth Floor M-T-M Space in its

“AS IS” “WHERE IS” condition and Landlord is not providing or performing any work in regard to said Fourth Floor M-T-M Space; provided, however, all general building systems serving the Building and the Fourth Floor M-T-M Space are, and shall be maintained by Landlord, in good-working order.

(b)                                 The Work to be performed in the Fourth Floor M-T-M Space pursuant to Exhibit B, attached hereto, and any other work to be performed in the Fourth Floor M-T-M Space shall be performed by Landlord’s contractor.

6.                                      Signage. Notwithstanding anything to the contrary contained in the Lease, Tenant’s leasing of the Fourth Floor M-T-M Space shall not provide Tenant any additional exterior Building signage rights beyond those existing as of the day immediately preceding this Amendment; provided, however, Landlord agrees to provide Tenant, at Landlord’s cost and expense, with Building standard signage outside of Tenant’s suite.

7.                                              Brokerage. Landlord and Tenant each warrant to the other that neither have dealt with any broker or agent in connection with the negotiation or execution of this Amendment except for Bedrock Real Estate Services (“Broker”), which Landlord agrees to pay a commission equal to three and 75/100 (3.75%) percent of the total Rent for the Fourth Floor M-T-M Space paid by Tenant and which shall be paid on a monthly basis by Landlord to Broker during the term of this Amendment with respect to the M-T-M Space. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

8.                                              Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

9.                                              Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Premises are located.

10.                                       Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

[SIGNATURES FOLLOW ON NEXT PAGE]

[SIGNATURE PAGE TO NINTH AMENDMENT TO LEASE BETWEEN 800

NTCC, LLC AND QUICKEN LOANS INC.]

Executed as of the date first written above.

LANDLORD:	800 NTCC, LLC,
a Delaware limited liability company

	By:	North Troy Corporate Park, LLC, its Sole Member
		By:	Friedman North Troy Corporate Park, LLC

		Its:	Administrative Member

		By:	/s/ David B. Friedman
David B. Friedman
		Its:	Manager

TENANT:	QUICKEN LOANS INC., a
Michigan corporation

	By:	/s/ William C. Emerson
		Name:	William C. Emerson
		Its:	Chief Executive Officer

EXHIBIT B

TENANT FINISH-WORK: WORK OF LIMITED SCOPE (NO PLANS)

(Landlord Performs Work)

1.                                      Acceptance of Premises. Except as set forth in this Exhibit, Tenant accepts the Fourth Floor M-T-M Space in its current “AS-IS” condition on the date that this Lease Amendment is entered into.

2.                                      Scope of Work. Landlord, at its sole cost and expense, shall perform the following work in the Fourth Floor M-T-M Space (“Work”):

•                  Repair and/or replace ceiling tiles to conform to existing tiles.

•                  Repair and/or replace and mount blinds, as needed, throughout the Fourth Floor M-T-M Space.

•                  Kitchen/break room floors shall be stripped, waxed, and buffed.

3.                                      Carpet Allowance. Landlord shall provide to Tenant a Carpet allowance not to exceed $1.00 per rentable square foot in the Premises (the “Carpet Allowance”) to be applied toward the Total Carpet Costs, as adjusted for any changes to the Carpet. The Carpet Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Carpet Costs, if, as, and when the cost of the Carpet is actually incurred and paid by Landlord. The Carpet Allowance must be used (that is, the installation of Carpet must be fully complete and the Carpet Allowance disbursed) within six months following the date of this Amendment or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.

4.                                      Carpet. Landlord shall furnish and install new carpet throughout the Fourth Floor M-T-M Space (“Carpet”). The entire cost of removing old carpet, furnishing and installing the Carpet, collectively called the “Total Carpet Costs”) in excess of the Carpet Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of and selection of the Carpet and the finalizing of the scope of work for the furnishing and installation of the Carpet, (a) Tenant shall execute a work order agreement prepared by Landlord’s contractor identifying the Total Carpet Costs and setting forth the Carpet Allowance and (b) pay to Landlord 50% of the amount by which the Total Carpet Costs exceed the Carpet Allowance. Upon completion of the installation of the Carpet, Tenant shall pay to Landlord an amount equal to the Total Carpet Costs (as adjusted for any approved changes to the Work), less (1) the amount of the advance payment already made by Tenant (2) the Carpet Allowance. In the event of default of payment of such excess costs, Landlord (in addition to all other remedies) shall have the same rights as for a default under the Lease.

Landlord’s contractor shall perform all of the Work in the Fourth Floor M-T-M Space. Any upgraded items above Building-standard, as reasonably determined by Landlord, any special conditions, or additional built-ins, shall be performed at Tenant’s sole cost and expense.

TENANT:	QUICKEN LOANS INC.,
a Michigan corporation

	By:	/s/ William C. Emerson
	Name:	William C. Emerson
	Its:	Chief Executive Officer